Exhibit XXVI

EIB Capital and Governance Update

The shareholders of the European Investment Bank (“EIB”) are the current Member States of the European Union (“EU”). As of February 1, 2020, the United Kingdom ceased to be an EU Member State. The withdrawal of the United Kingdom from the EU automatically resulted in the termination of its membership of the EIB and its share of the EIB’s subscribed capital. Effective February 1, 2020, the share of the United Kingdom in respect of the EIB’s subscribed capital was fully replaced by a pro rata capital increase of the remaining EU Member States. In addition, effective March 1, 2020, the capital subscribed by Poland and Romania in the EIB was increased by EUR 5,386,000,000 and EUR 125,452,381, respectively.

Following these changes to the EIB’s subscribed capital, the share of each EU Member State is as follows:

Country	Subscribed Capital (in EUR)	Uncalled Capital (in EUR)	Called Capital (in EUR)

Germany	46,722,369,149	42,555,081,742	4,167,287,407
France	46,722,369,149	42,555,081,742	4,167,287,407
Italy	46,722,369,149	42,555,081,742	4,167,287,407
Spain	28,033,421,847	25,533,049,371	2,500,372,476
Belgium	12,951,115,777	11,795,972,691	1,155,143,086
Netherlands	12,951,115,777	11,795,972,691	1,155,143,086
Poland	11,366,679,827	10,352,856,629	1,013,823,198
Sweden	8,591,781,713	7,825,458,763	766,322,950
Denmark	6,557,521,657	5,972,639,556	584,882,101
Austria	6,428,994,386	5,855,575,961	573,418,425
Finland	3,693,702,498	3,364,251,741	329,450,757
Greece	3,512,961,713	3,199,631,688	313,330,025
Portugal	2,263,904,037	2,061,980,655	201,923,382
Czech Republic	2,206,922,328	2,010,081,290	196,841,038
Hungary	2,087,849,195	1,901,628,594	186,220,601
Ireland	1,639,379,073	1,493,158,667	146,220,406
Romania	1,639,379,073	1,493,158,667	146,220,406
Croatia	1,062,312,542	967,562,174	94,750,368
Slovakia	751,236,149	684,231,479	67,004,670
Slovenia	697,455,090	635,247,290	62,207,800
Bulgaria	510,041,217	464,549,338	45,491,879
Lithuania	437,633,208	398,599,585	39,033,623
Luxembourg	327,878,318	298,634,014	29,244,304
Cyprus	321,508,011	292,831,891	28,676,120
Latvia	267,076,094	243,254,895	23,821,199
Estonia	206,248,240	187,852,433	18,395,807
Malta	122,381,664	111,466,131	10,915,533

Total	248,795,606,881	226,604,891,420	22,190,715,461

Furthermore, a number of amendments to the EIB Statute have become effective following the withdrawal of the United Kingdom from the EU and the capital increase of Poland and Romania. For instance, with respect to governance, the EIB’s Board of Directors is now composed of 28 directors and 31 alternate directors.